U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    BEAN                   REX                               C.
--------------------------------------------------------------------------------
     (Last)                          (First)              (Middle)

     1600 West Merit Parkway
--------------------------------------------------------------------------------
                                    (Street)
     South Jordan                      UT                  84095
--------------------------------------------------------------------------------
     (City)                          (State)                (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

     August 2001
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)
     August 2001

                                Page 1 of 3 Pages

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                                [ ]   10% Owner
     [ ]  Officer (give title below)              [ ]   Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                 of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock           08/13/01         S             5,500(2)  D    $14.02                       D
No Par Value
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           08/13/01         S               400(2)  D    $14.03                       D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           08/13/01         S               100(2)  D    $14.10                       D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           08/16/01         M             7,500(2)  A    $ 7.50                       D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           08/16/01         S             3,594(2)  D    $15.65                       D
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value                                                                         300,203
---------------------------------------------------------------------------------------------------------------------------

                              Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
             2.                                                                                            Deriv-   of
             Conver-                           5.                              7.                          ative    Deriv-   11.
             sion                              Number of                       Title and Amount            Secur-   ative    Nature
             or                                Derivative    6.                of Underlying       8.      ities    Secur-   of
             Exer-                             Securities    Date              Securities          Price   Bene-    ity:     In-
             cise     3.                       Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially Direct   direct
             Price    Trans-   4.              or Disposed   Expiration Date                       Deriv-  Owned    (D) or   Bene-
1.           of       action   Trans-          of (D)        (Month/Day/Year)            Amount    ative   at End   In-      ficial
Title of     Deriv-   Date     action          (Instr. 3,                                or        Secur-  of       direct   Owner
Derivative   ative    (Month  /Code            4 and 5)      Date     Expira-            Number    ity     Year     (I)      -ship
Security     Secur-   Day/     (Instr. 8                     Exer-    tion               of        (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code    V      (A)   (D)      cisable  Date     Title     Shares    5)      4)       4)       4)

===================================================================================================================================
Non-qualified $6.328  N/A                                   05/23/01  05/23/11 Common                      12,500(1) D
stock options  (1)                                                             Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.60   N/A                                   05/24/00  05/24/05 Common                      9,375(1)  D
stock options  (1)                                                             Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $4.70   N/A                                   05/26/99  05/26/04 Common                      9,375(1)  D
stock options  (1)                                                             Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $6.0024 N/A                                   05/27/98  05/27/03 Common                      9,375(1)  D
stock options  (1)                                                             Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $7.50   N/A                                   05/21/97  05/21/02 Common                         0      D
stock options                                                                  Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================


Explanation of Responses:
(1) End month number reflects stock split (5 for 4) forward split.
(2) This Amendment reflects a sell that was inadvertently not reported in a timely manner.


/s/ REX C. BEAN                                  12/18/02
-----------------------------------              -----------
      **Signature of Reporting Person            Date

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                Page 3 of 3 Pages